Exhibit d.10

[FORM OF NOTICE TO BROKERS, BANKS AND OTHER NOMINEES]

OXFORD LANE CAPITAL CORP.

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 2,522,077 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Oxford Lane Capital Corp. (the "Company") of non-transferable rights to subscribe for shares of the Company's common stock, par value $0.01 per share ("Common Stock"), by stockholders of record ("Record Date Stockholders") as of 5:00 p.m., New York City time, on February 15, 2013 (the "Record Date").

Pursuant to the offering, the Company is issuing rights (the "Rights") to subscribe for up to 2,522,077 shares of its Common Stock, on the terms and subject to the conditions described in the Company's prospectus supplement, dated January 7, 2013, and the accompanying base prospectus contained therein, dated October 10, 2012, (collectively, the "Prospectus"). The Rights may be exercised by the Record Date Stockholders at any time during the subscription period, which commences on the Record Date and ends at 5:00 p.m., New York City time, on February 15, 2013, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Rights are non-transferable and will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange. The Rights may not be purchased or sold and there will not be any market for trading the Rights. The shares of Common Stock issued pursuant to an exercise of the Rights will be listed on the NASDAQ Global Select Market under the symbol “OXLC.”

As described in the Prospectus, Record Date Stockholders will be entitled to purchase one new share of Common Stock for every two Rights held, which is referred to as the "Basic Subscription." The subscription price per share (the "Subscription Price") will be $14.50. The Company is requiring that a Record Date Stockholder deliver the Subscription Price of $14.50 per share in connection with the exercise of any Rights pursuant to the Basic Subscription.

If any shares of Common Stock available for purchase in the offering are not subscribed for by Record Date Stockholders pursuant to the Basic Subscription ("Remaining Shares"), a Record Date Stockholder that has exercised fully its Rights pursuant to the Basic Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to this over-subscription privilege as the "Over-Subscription Privilege." For the reasons noted above, the Company is requiring that Record Date Stockholders deliver the Subscription Price in connection with the exercise of any Over-Subscription Privilege.

The Rights are evidenced by a subscription certificate (a "Subscription Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of the Company's Common Stock registered in your name or the name of your nominee is entitled to one Right for every share of Common Stock owned by such beneficial owner as of the Record Date. No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights.

We are asking persons who hold shares of the Company's Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the number of shares of Common Stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Rights that have been exercised pursuant to the Basic Subscription, whether the Rights exercised pursuant to the Basic Subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1. Prospectus;

2. A form of letter which may be sent to beneficial holders of the Company's Common Stock; and

3. A Notice of Guaranteed Delivery.

Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, Georgeson Inc., toll-free at the following telephone number (866) 856-4733.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGERS, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.